Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Globalstar, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”) of our reports dated February 25, 2022, with respect to the consolidated financial statements of Globalstar, Inc. and the effectiveness of internal control over financial reporting of Globalstar, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission..

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 2, 2022